UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 3, 2006

COMSYS IT PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13956	56-1930691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1800

Houston, Texas 77027

(Address of Principal Executive Offices)

(713) 386-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

COMSYS IT Partners, Inc. (the “Company”) has entered into an employment agreement with Ken R. Bramlett, Jr., dated as of January 3, 2006. The employment agreement provides for an annual base salary of $270,000, which may be adjusted as determined by the Company’s compensation committee. Mr. Bramlett is eligible to participate in the incentive bonus plan provided to similarly situated executives. Under the incentive plan, Mr. Bramlett is eligible for an annual bonus, ranging from 50% to 200% of one-half of his annual base salary, also referred to as the bonus target, based upon the achievement of certain EBITDA targets established by the compensation committee. Each additional 5% incremental increase over the maximum established EBITDA target will result in an additional 5% incremental increase in the bonus target. No incentive is provided unless a minimum of 90% of the EBITDA plan is achieved. In the event that the Company does not renew Mr. Bramlett’s employment agreement, he is terminated other than for cause, he resigns for good reason, or his employment is terminated due to death or disability, Mr. Bramlett will receive severance equal to 150% of his base salary, plus an amount equal to the average bonus earned by Mr. Bramlett for the two years prior his termination, payable in a lump sum or, in certain circumstances, over a 24 month period. Mr. Bramlett would also be entitled to receive continued insurance and benefits for a 24 month period following such a termination. Under the terms of the agreement, in the event of a change of control of the Company, Mr. Bramlett would be entitled to receive an additional severance benefit of 50% of his base salary. The agreement includes a restriction on competition for a period of two years following termination of Mr. Bramlett’s employment. In connection with his employment Mr. Bramlett also received options to purchase an aggregate of 66,000 shares of the Company’s common stock at a price of $11.05 per share.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit
99.1*	Press Release dated January 4, 2006 announcing the appointment of Ken R. Bramlett, Jr. as Senior Vice President, General Counsel and Corporate Secretary.

*	Filed herewith.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSYS IT PARTNERS, INC.

Date: January 9, 2006	By:	/s/ JOSEPH C. TUSA, JR.
	Name:	Joseph C. Tusa, Jr.
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
99.1*	Press Release dated January 4, 2006 announcing the appointment of Ken R. Bramlett, Jr. as Senior Vice President, General Counsel and Corporate Secretary.

*	Filed herewith.